FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206361

SUPPLEMENT
(To Prospectus Dated December 7, 2015)

$705,311,000 (Approximate)

JPMCC COMMERCIAL MORTGAGE SECURITIES TRUST 2015-JP1
(Central Index Key Number 0001659981)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association
(Central Index Key Number 0000835271)

Starwood Mortgage Funding II LLC
(Central Index Key Number 0001548405)

Barclays Bank PLC
(Central Index Key Number 0000312070)

Redwood Commercial Mortgage Corporation
(Central Index Key Number 0001567746)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2015-JP1

This is a supplement to the prospectus dated December 7, 2015 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

The sentence “Neither RCMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization.” under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Redwood Commercial Mortgage Corporation—Retained Interests in This Securitization” is revised as follows:

“As of the date hereof, RCMC and/or an affiliate intends to retain approximately $10,989,500 initial Certificate Balance of the Class E certificates issued by the issuing entity.   Any such party will have the right to dispose of any such certificates at any time.”

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Drexel Hamilton Co-Manager	Academy Securities Co-Manager

The date of this Supplement is December 11, 2015.